Exhibit 99.1

American Stock Exchange 86 Trinity Place New York, NY 10006-1872

James P. Mollen
Director – Listing Qualifications
T 212 306 2391
F 212 306 5359
james.mollen@amex.com

Via Facsimile and Federal Express

July 7, 2006

Mr. Paul N. Hanson
Vice President and Chief Financial Officer
Communications Systems, Inc.
213 South Main Street
Hector, MN 55342

Dear Mr. Hanson:

As you are aware, Communications Systems, Inc. (“Communications” or the “Company”) is not in compliance with certain of the American Stock Exchange’s (the “Amex” or the “Exchange”) continued listing standards. Specifically, the Company is not in compliance with Sections 134 and 1101 of the Amex Company Guide (the “Company Guide”)(1) due to the fact that it failed to file with the Securities and Exchange Commission (the “SEC”), its Form 10-Q for the period ended March 31, 2006 (the “2006 First Quarter Report”).

By letter dated May 25, 2006, Staff notified the Company of its deficiency and offered it an opportunity to provide a business plan (the “Plan”) by June 8, 2006 demonstrating how it would be able to regain compliance with the Exchange’s continued listing standards by July 6, 2006. On June 8, 2006, the Company submitted its Plan, which it later amended by letter dated July 6, 2006 (the “Amended Plan”). The Amended Plan states, among other things, that the Company has not been able to finalize its 2006 First Quarter Report, mainly due to the Company’s inability to collect its JDL subsidiary’s accounts receivable totaling $3,033,742. Further, in its Amended Plan, the Company requests an extension of time to bring Communications into compliance with Sections 134 and 1101 of the Company Guide by September 6, 2006 (the “Extended Plan Period”).

The Exchange has completed its review of the Company’s Amended Plan and has determined that, in accordance with Section 1009 of the Company Guide, the Amended Plan makes a reasonable demonstration of the Company’s ability to regain compliance with the continued listing standards by the end of the Extended Plan Period, or September 6, 2006. Therefore, at this time we are prepared to continue the listing of Communications subject to the following conditions:

i.              The Company must make a public announcement through the news media by July 14, 2006 disclosing the fact that it continues to be noncompliant with the continued listing standards of the Exchange and that its listing is being continued pursuant to an additional extension, as well as the reasons behind the Company’s request for an additional

(1) The Amex Company Guide may be accessed at www.amex.com.

extension. The extended targeted completion date of September 6, 2006 must also be disclosed.

ii.             The Company must continue to provide the Exchange Staff with updates in conjunction with the initiatives of the Amended Plan as appropriate or upon request.

iii.            Exchange Staff will review Communications periodically for compliance with the Amended Plan. If the Company does not show progress consistent with the Amended Plan, the Exchange Staff will review the circumstances and may immediately commence delisting proceedings. Additionally, please be advised that consistent with the Exchange’s obligations and responsibilities as a self-regulatory organization, the Exchange Staff is authorized to initiate immediate delisting proceedings as appropriate in the public interest, notwithstanding the terms of this letter.

At the end of the Extended Plan Period, September 6, 2006, Communications must be in compliance with all the continued listing standards including the issue described above. Failure to regain compliance within the timeframe outlined above will likely result in the Exchange Staff initiating delisting proceedings pursuant to Section 1009 of the Company Guide.

We appreciate your attention to this matter and we look forward to continuing to work with you through this difficult time. Towards that end, it is important during this process that you continue to communicate with the Exchange on a proactive basis regarding all corporate developments. If we may be of any assistance in this matter, please do not hesitate to contact me, or Diana Dodi, Lead Analyst, at (212) 306-2396.

Please acknowledge your acceptance of the conditions outlined in this letter by signing and returning the enclosed copy of this letter by July 14, 2006.

Very truly yours,

/s/ James F. Mollen

Acknowledged and Agreed to:

Date:
Mr. Paul N. Hanson
Vice President and Chief Financial Officer
Communications Systems, Inc.